__. Special Meeting of Shareholders

A special meeting (the "Shareholder Meeting") of shareholders of the Fund was held on June 30, 2015.  The purpose of the Shareholder Meeting was to vote on a proposal to elect a Board of Trustees. The results of the voting at the Shareholder Meeting are as follows:

Proposal: To elect a Board of Trustees.

Trustee
For
Withheld
David M. Dunford
326,577
834
Paul S. Feinberg
326,377
1,034
Dennis G. Schmal
326,577
834
Carrie E. Hansen
326,577
834

# 1413668  v. 1

# 1413668  v. 1